UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	December 7, 2004

Banta Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-14637	39-0148550
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

225 Main Street, Menasha, Wisconsin 54952
(Address of principal executive offices, including zip code)

(920) 751-7777
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

        On December 7, 2004, the Board of Directors of Banta Corporation (the “Company”) adopted a new executive deferred compensation plan (the “Plan”) that will become effective as of January 1, 2005. The Plan is intended to comply with the requirements imposed under new Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of the Plan will be construed in a manner consistent with the requirements of such section of the Code. The Plan may be amended, to extent necessary, to comply with guidance that the United States Department of Treasury is expected to issue with respect to Section 409A of the Code. The Company’s existing executive deferred compensation plan is being frozen so that no future deferrals will be made under it, but it will continue to govern deferrals made by participants prior to January 1, 2005.

        The Plan is a nonqualified, unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, provided in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. An eligible plan participant may elect to defer a designated percentage of his or her annual base salary and/or bonus in an aggregate amount up to 50% of his or her annual compensation for such year.

        Deferrals by a participant in the Plan will be credited by the Company to one or more “in-service payment accounts” or “post-termination payment accounts” at the election of the participant. A Plan participant will be fully vested in his or her accounts at all times.

        The amounts deferred under the Plan represent an obligation of the Company to make payments to the participants at some time in the future. The total amount of such payments will be adjusted for hypothetical gains or losses attributable to the deemed investment of deferrals as chosen by the participants from among investment funds made available to the Plan participants by the administrative committee appointed by the Company’s Board of Directors. The Company’s deferred compensation obligations under the Plan are an unsecured contractual liability of the Company to the participants payable from the general funds of the Company, and the participants shall not have any interest in any particular assets of the Company by reason of its obligations under the Plan.

        The amounts payable to participants under the Plan will be distributed in accordance with the distribution provisions of the Plan. Payment of the balance from an in-service payment account will be made in one lump sum on the date specified by the participant or the date that is six months following the participant’s termination of employment with the Company, whichever date occurs earlier. Distributions from a post-termination payment account will commence on the date that is six months following the participant’s termination of employment with the Company, and may be in the form of either one lump sum payment or approximately equal annual installments over a term certain of 3, 5 or 10 years, as selected by the participant.

        Any portion of the benefits credited or paid under the Plan with respect to any participant may not be alienated, transferred, sold, assigned, pledged or encumbered. If a participant dies before all payments to him or her have been made, payment of the balance of the participant’s deferral accounts will be made to the participant’s spouse or other designated beneficiary pursuant to the payment elections made by the participant under the Plan.

        The Board of the Company has reserved the right to amend or terminate the Plan at any time without the participants’ consent, to the extent that such amendment or termination will not reduce the benefits accrued under the Plan or affect the term of payment of such accrued benefits. In the event of merger, consolidation or transfer of all or substantially all of the Company’s assets, the successor entity will assume the rights, obligations and liabilities of the Company under the Plan.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANTA CORPORATION
Date: December 10, 2004	By: /s/ Ronald D. Kneezel
Ronald D. Kneezel
Vice President, General Counsel and Secretary